For Immediate Release

Contact: Karyn Miller

(303)444-0900 x 102

kmiller@noof.com

New Frontier Announces Acquisition of

MRG Entertainment Inc.

BOULDER, COLORADO, February 7, 2006 – New Frontier Media, Inc. (Nasdaq: NOOF), a leader in the electronic distribution of adult entertainment, announced the acquisition of MRG Entertainment Inc. and its affiliated companies (“MRG Entertainment”). MRG Entertainment is a producer and distributor of mainstream films and soft erotic features and events. Its titles, which include a library of over 350 hours of content, are distributed on U.S. premium pay TV channels such as Showtime and Cinemax, as well as on pay-per-view channels across a range of cable and satellite distribution platforms. MRG Entertainment also distributes a full range of independently produced motion pictures to markets around the world.

“This acquisition expands New Frontier Media’s portfolio to the rapidly growing market for softer, erotic content, as well as to the market for erotic event-type content. The combination also gives us a strong, established beachhead in a range of international markets, and provides us a library of content that we can profitably monetize through our extensive distribution networks, ” said Michael Weiner, Chief Executive Officer of New Frontier Media. “This transaction will be accretive to New Frontier Media’s earnings from day one,” continued Mr. Weiner. In its most recent 12-month period, MRG Entertainment had revenue of $13.0 million and EBITDA of $4.8 million.

Under the terms of the deal, New Frontier Media will pay a total of $15 million in cash and $5 million of New Frontier Media common stock, as well as a three-year performance incentive of $2 million. The deal is expected to close by the end of the week.

The Company will be discussing this acquisition in more detail during its third quarter conference call being held today at 11:00 am Eastern Time. The participant phone number for the conference call is (800)-250-2351. To participate in the web cast please log on to www.noof.com and click on “Investor Relations” and then “Webcasts & Events”.

This news release contains forward-looking statements within the meaning of Section 27A of the

Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes," "seeks", "estimates", or variations of such words are intended to identify such forward-looking statements. All statements in this release regarding the acquisition expanding New Frontier Media’s portfolio to the rapidly growing market for softer, erotic content, as well as to the market for erotic event- type content, the combination giving us a strong, established beachhead in a range of international markets, the acquisition providing us a library of content that we can profitably monetize through our extensive distribution networks, that this transaction will be accretive to New Frontier Media’s earnings from day one, and the outcome of any contingencies are forward-looking statements . All forward-looking statements made in this press release are made as of the date hereof, and the company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward- looking statements. Please refer to the Company's Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.

Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov .

ABOUT MRG ENTERTAINMENT

MRG Entertainment, founded in January 1997 by Marc Greenberg and Rich Goldberg, specializes in the production, distribution, sales and financing of feature films and television programming. As a full-service independent production and distribution company working within an ever-changing domestic and international marketplace, MRG Entertainment is dedicated to delivering quality film and television product that is highly marketable and profitable.

MRG Entertainment’s Mainline Releasing unit produces mainstream, erotic entertainment that airs on premium movie channels such as Showtime and Cinemax. Their movies and continuing series have included such titles as “Indecent Behavior”, “Kama Sutra”, and “Lady Chatterly Stories”.

MRG Entertainment’s Lightning Entertainment unit represents the work of a full range of independent U.S. film producers in markets in every corner of the globe. The Lightening portfolio consists of over 40 titles.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leading distributor of adult entertainment via electronic platforms. The Company delivers the most extensive lineup of quality programming over the broadest range of electronic means including cable, satellite, Broadband, wireless and video-on-demand.

The Erotic Networks™, the umbrella brand for the Company’s subscription and pay television subsidiary, provides pay-per-view, video-on-demand, and subscription TV networks and services to over 89 million cable, DBS (direct broadcast satellite) and C-band households throughout North America. The Erotic Networks™ include Pleasure™, TEN™, TEN*Clips™, TEN*Xtsy™, TEN*Blue™, TEN*Blox™, TEN*Max™ and TEN*On Demand™. These networks and services represent the widest variety of editing standards available and are programmed without duplication to offer the most extensive selection of adult network programming under a single corporate umbrella.

For more information contact Karyn Miller, Chief Financial Officer, at (303) 444-0900, extension 102, and please visit our web site at www.noof.com.